Exhibit 10.26

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [•], 2016 (the “Closing Date”), is made by and among inVentiv Group Holdings, Inc., a Delaware corporation (the “Company”), inVentiv Health, Inc., a Delaware corporation, the Holders (as defined herein) party hereto and [•], in its capacity as the Holders’ representative (the “Holders’ Representative”).

WHEREAS, the Company intends to effect an IPO (as defined herein);

WHEREAS, the Company and its U.S. Subsidiaries (as defined herein) (each a “Taxable Entity”) file a consolidated federal income Tax Return (as defined herein) and its Canadian Subsidiary inVentiv Health Clinique, Inc. files a foreign income Tax Return (collectively the “Company Group”) ;

WHEREAS, after the IPO, the Company Group will be entitled to use the Tax Assets (as defined herein) that primarily relate to periods (or portions thereof) ending prior to, or arrangements in existence prior to, the IPO Date (as defined herein), as well as certain tax deductions which arise in connection with the IPO (as more fully described herein, the “Pre-IPO and IPO-Related Tax Assets”);

WHEREAS, if utilized, the Pre-IPO and IPO-Related Tax Assets will reduce the actual liability for Income Taxes (as defined herein) that the Company Group might otherwise be required to pay;

WHEREAS, the income, gain, loss, expense and other tax items of the Company Group may be affected by its obligations under this Agreement;

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Pre-IPO and IPO-Related Tax Assets on the actual liability for Income Taxes of the Company Group; and

WHEREAS, the parties to this agreement intend that amounts payable by the Company to the Holders under that certain Aprecia Receivables Agreement dated as of the Closing Date, by and between the Company and the Holders (the “Aprecia Agreement”) will be reduced, to the extent possible, through adjustments to the Pre-IPO and IPO-Related Tax Assets under this Agreement and that the Pre-IPO and IPO-Related Tax Assets shall be increased to account for cumulative losses (if any) incurred by the Holders under the Aprecia Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Acquired Tax Assets” means any Tax Attributes of any corporation or other entity acquired by the Company or any of its Subsidiaries by purchase, merger, or otherwise (in each case, from a Person or Persons other than the Company and its Subsidiaries and, in each case, whether or not such corporation or other entity survives) after the IPO that relate to periods (or portions thereof) ending on or prior to the date of such acquisition.

“Adheris Loss” means the amount by which the adjusted tax basis in the shares of Adheris, LLC (an association having elected to be taxable as a corporation) as of the IPO Date exceeds the book value of the net assets as recorded in the accounts of the Company Group (with any obligations between Adheris, LLC and other Affiliates in the Company Group treated as capitalized, in calculating both the adjusted tax basis and the book value of the net assets);

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such first Person.

“Agreed Rate” means for any day, a rate per annum equal to the Prime Rate in effect on such day.

“Agreement” is defined in the preamble.

“AMT” means the alternative minimum tax imposed under Sections 55 through 59 of the Code.

“Applicable Treasury Rate” means a rate equal to the yield to maturity, as of the date an Early Termination Notice is delivered, of United States Treasury securities with a constant maturity (the “Applicable Maturity”) (as compiled and published in the most recent Federal Reserve Statistical Release H 15 (519)) equal to (a) if such Early Termination Notice is delivered prior to the fifth anniversary of the Closing Date, 10 years, (b) if such Early Termination Notice is delivered on or after the fifth anniversary of the Closing Date but prior to the fifteenth anniversary of the Closing Date, the number of years from the date such Early Termination Notice is delivered through the fifteenth anniversary of the Closing Date, or (c) if such Early Termination Notice is delivered on or after the fifteenth anniversary of the Closing Date, two years. If there are no United States Treasury securities with a constant maturity equal to the Applicable Maturity, the yield to maturity shall be interpolated from the United States Treasury securities with constant maturities that are most nearly longer than and shorter than the Applicable Maturity.

“Award” means an award of stock options or restricted stock units in respect of common stock of the Company held by an Award Holder and identified in such Award Holder’s Participant Letter.

“Award Holder” means an individual who holds one or more awards of stock options and/or restricted stock units in respect of common stock of the Company, who in such capacity is selected by the Company and who receives, and timely countersigns and returns to the Company, a Participant Letter.

“Award Shares” means the number of shares of common stock of the Company set forth in an Award Holder’s Participant Letter.

“Bankruptcy Code” means Title 11 of the United States Code.

“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

“Business Day” means any day of the year other than a Saturday, a Sunday or any other day on which banking institutions in New York are required or authorized by law to close.

“Change Notice” is defined in Section 4.01 of this Agreement.

“Change of Control” means the occurrence of one or more of the following events:

(a) Any Person becomes the Beneficial Owner, directly or indirectly, of more than thirty percent (30%) of the combined voting power, excluding THL or any person that is the Beneficial Owner, directly or indirectly, of more than thirty percent (30%) of the combined voting power on the Closing Date, of the then outstanding voting securities of the Company entitled to vote generally in the election of its directors (the “Outstanding Company Voting Securities”), including by way of merger, consolidation or otherwise; provided, however, that for purposes of this definition, the following acquisitions shall not be taken into account in determining whether a Change of Control has occurred: (i) any acquisition of voting securities of the Company directly from the Company or (ii) any acquisition by the Company or any of its Subsidiaries of the Outstanding Company Voting Securities, including an acquisition by any employee benefit plan or related trust sponsored or maintained by the Company or any of its Subsidiaries.

(b) The following individuals (the “Incumbent Directors”) cease for any reason to constitute a majority of the number of directors then serving on the Board of Directors: individuals who, on the Closing Date, constitute the Board of Directors and any new director whose appointment or election by the Board of Directors or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the Closing Date or whose appointment, election or nomination for election was previously so approved or recommended.

(c) Consummation of a reorganization, merger or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, following such Business Combination: (i) any individuals and entities that were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination are the Beneficial Owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (or election of members of a comparable governing body) of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns all or substantially all of the Company or all or substantially all of the Company’s assets either directly or through one (1) or more Subsidiaries (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination; (ii) no Person (excluding any Successor Entity, THL, any person that is the Beneficial Owner, directly or indirectly, of more than thirty percent (30%) of the combined voting power on the Closing Date or any employee benefit plan or related trust of the Company, such Successor Entity, or any of their Subsidiaries) is the Beneficial Owner, directly or indirectly, of more than thirty percent (30%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable governing body) of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors (or comparable governing body) of the Successor Entity were Incumbent Directors (including persons deemed to be Incumbent Directors) at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination.

“Chosen Courts” is defined in Section 8.07 of this Agreement.

“Closing Date” is defined in the preamble.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the preamble.

“Company Group” is defined in the preamble.

“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company, or, in the absence of such a committee, the Board of Directors of the Company.

“Compensatory Payment” means any payment made hereunder to an Award Holder in respect of such Award Holder’s Sharing Percentage attributable to such Award Holder’s Award(s).

“Compensatory Payment Settlement Date” means the date, determined by the Compensation Committee in its sole discretion, on which all Compensatory Payments are to be made; provided, that such date shall in all events occur in the first full calendar year following the fifth anniversary of the date of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, including the possession, directly or indirectly, of the power to either (i) vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies), or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Covered Tax Benefits” for any Covered Taxable Year means 85% of the Realized Tax Benefits (defined below).

“Covered Taxable Year” means, as applicable, the Taxable Year of the Company Group that includes the Closing Date and each succeeding Taxable Year of the Company until the Company has paid the Holders for the use of all of the Pre-IPO and IPO-Related Tax Assets or the portion of the Pre-IPO and IPO-Related Tax Assets that have not been paid for have expired without being utilized by the Company.

“Default Rate” means the Agreed Rate plus 2% per annum.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local or foreign tax law.

“Divestiture” means the sale or other disposition of any Taxable Entity, other than any such sale that is or is part of a Change of Control.

“Divestiture Acceleration Payment” as of the date of any Divestiture, shall equal the present value, discounted at the Early Termination Rate as of such date, of the Tax Benefit Payments resulting solely from the Transferred Tax Assets that would be required to be paid by the Company to the Holders beginning from the date of such Divestiture assuming the Valuation Assumptions are applied, provided that the Divestiture Acceleration Payment shall be calculated without giving effect to any limitation on the use of the Transferred Tax Assets resulting from the Divesture. For purposes of calculating the present value of Tax Benefit Payments that would be required to be paid pursuant to this definition, it shall be assumed that absent the Divestiture all such Tax Benefit Payments would be paid on the due date (without extensions) for filing the Company Group’s U.S. federal income Tax Returns for each Taxable Year. The computation of the Divestiture Acceleration Payment is subject to the Reconciliation Procedures.

“Early Termination Date” is defined in Section 5.01(a) of this Agreement.

“Early Termination Notice” is defined in Section 5.02 of this Agreement.

“Early Termination Payment” shall equal the present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments that would be required to be paid by the Company to the Holders beginning from the Early Termination Date assuming the Valuation Assumptions are applied, provided that if the Pre-IPO and IPO-Related Tax Asset Utilization Threshold has been reached or surpassed on, or prior to, the Early Termination Date with respect to an Elective Early Termination, then the Early Termination Payment shall be determined as otherwise provided herein, except that in calculating such Early Termination Rate the Premium Early Termination Rate shall be used instead of the Early Termination Rate; provided, further, however, that (i) in the event of a Change of Control, the Early Termination Payment shall be calculated without giving effect to any limitation on the use of the Pre-IPO and IPO-Related Tax Assets resulting from the Change of Control and (ii) in the event of a Divestiture, the Early Termination Payment shall equal the Divestiture Acceleration Payment.

“Early Termination Rate” means the Applicable Treasury Rate.

“Early Termination Tax Schedule” is defined in Section 5.02 of this Agreement.

“Elective Early Termination” is defined in Section 5.01(a) of this Agreement.

“Excess Payment” is defined in Section 3.02(a) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Filing Date” is defined in Section 3.01(b)(1) of this Agreement.

“Foreign NOLs” means all NOLs other than U.S. NOLs.

“Foreign Tax Assets” means the Foreign NOLs and the SR&ED Credits.

“Holder” means (i) each party that is a signatory hereto other than the Company and the Holders’ Representative and (ii) each Award Holder.

“Holders’ Representative” is defined in the preamble.

“Hypothetical Tax Liability” means, with respect to any Covered Taxable Year, the overall net liability for all Income Taxes of the Company Group using the same methods, elections, conventions and similar practices used on the Company Group’s actual Tax Returns but excluding the use or existence of any Pre-IPO and IPO-Related Tax Assets.

“Income Tax” means any tax imposed under Subtitle A of the Code or any other provision of U.S. federal, state, local or foreign law imposing a tax based on net income (including, without limitation, the taxes imposed by Sections 1, 11, 55, 59A, and 1201(a) of the Code), and any interest, additions to tax or penalties applicable or related to such tax.

“IPO” means the initial public offering of common stock of the Company pursuant to the Registration Statement.

“IPO Date” means the effective date of the IPO.

“IRS” means the U.S. Internal Revenue Service.

“National Expert” is defined in Section 8.13 of this Agreement.

“NOLs” means the net operating losses arising in the following jurisdictions: (i) U.S. federal and state and (ii) Canadian federal and provincial.

“Other Tax Asset” means any Post-IPO Tax Assets and any Acquired Tax Assets.

“Participant Letter” means a letter, substantially in the form attached hereto as Exhibit [•], delivered to an individual who holds one or more awards of stock options or restricted stock units in respect of common stock of the Company.

“Payment Date” means any date on which a payment is made pursuant to this Agreement.

“Permitted Transferee” means any Person who (i) will hold, as a result of the proposed assignment, at least twenty-five percent (25%) of the aggregate payment rights under this Agreement held by a Sponsor Stockholder and its Affiliates (taken as a whole) as of the date of this Agreement for an amount not less than $1,000,000, (ii) does not, to the knowledge of the assigning party after due inquiry, compete in any material way in any line of business in which the Company materially competes and (iii) is not named on a list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or a Person with whom dealings are prohibited under any OFAC regulation.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a government entity, a trust or other entity or organization.

“Post-IPO Tax Assets” means any Tax Attribute first arising in a Taxable Year or portion thereof beginning after the IPO Date, which shall include the allocation of any Tax Assets arising in a Straddle Year as set forth in the definition of Pre-IPO and IPO-Related Tax Assets and shall exclude any Pre-IPO and IPO-Related Tax Assets.

“Pre-IPO NOLs” means any NOLs that arise during a taxable period prior to the IPO Date.

“Pre-IPO and IPO-Related Tax Assets” is defined in the preamble; provided, however, that in order to determine whether a Tax Asset is a Pre-IPO and IPO-Related Tax Asset or a Post-IPO Tax Asset, the Taxable Year of the relevant Taxable Entity that includes the IPO Date (the “Straddle Year”) shall be deemed to end as of the close of the IPO Date; provided, further, however, that the Company and the Holders shall, acting reasonably, together determine the amount of any Tax Asset arising in the Straddle Year, or any portion thereof, that is included in the amount of Pre-IPO and IPO-Related Tax Assets; provided, further, however, that Pre-IPO and IPO-Related Tax Assets shall include (i) any Pre-IPO and IPO-Related Tax Asset that becomes an NOL following the IPO Date as a result of such Pre-IPO and IPO-Related Tax Asset not being fully utilized in the year in which it arises and (ii) AMT credits that arise after the IPO Date as a result of limitations under the AMT on the use of any Pre-IPO NOLs or any NOLs following the IPO Date, to the extent of any Pre-IPO and IPO-Related Tax Asset not being fully utilized in the year in which it arises; provided, further, however that notwithstanding the prior proviso, deductions in respect of IPO-related expenses (included within (d) under the definition of Tax Assets), regardless of when actually paid or deductible, shall be included as Pre-IPO and IPO-Related Tax Assets; provided, further, however, that any Transferred Tax Assets taken into account in calculating a Divestiture Acceleration Payment shall not thereafter be considered Pre-IPO and IPO-Related Tax Assets; provided, further, however, that the amount of U.S. NOLs and AMT credit carryforwards included in Pre-IPO and IPO-Related Tax Assets shall be adjusted immediately after each Project Year or Tail Year (as such terms are defined the Aprecia Agreement) as follows: (i) If for all prior Project Years and the Project Year or Tail Year after which the adjustment to U.S. NOLs and AMT credit carryforwards is being made the aggregate of all Aprecia Royalty Payments (as defined in the Aprecia Agreement) exceeds the aggregate of all Fully Burdened Costs (as such term is defined in the Aprecia Agreement) (such excess, the “Cumulative Aprecia Profit”), then the amount of U.S. NOLs and AMT credit carryforwards included in Pre-IPO and IPO-Related Tax Assets shall be correspondingly reduced, but not below zero, by the Cumulative Aprecia Profit, it being understood that each such attribute will be reduced in this way if and to the extent that such attributes are utilized by the Company to offset income, gain or tax and reduce or eliminate tax that otherwise would be incurred in connection with such Cumulative Aprecia Profit; provided, however, if in any Project Year there is a Royalty Shortfall (as defined in the Aprecia Agreement) and prior to such year there had been a Cumulative Aprecia Profit, then the amount of U.S. NOLs and AMT credit carryforwards included in Pre-IPO and IPO-Related Tax Assets shall be correspondingly increased by such Royalty Shortfall to the extent (but not in excess of) the amount of the Cumulative Aprecia Profit prior to such year; provided further, however, that if (a) immediately prior to any Project Year the amount of U.S. NOLS or AMT credit carryforwards included in

Pre-IPO and IPO-Related Tax Assets is zero and (b) if as of the end of such Project Year, the aggregate of all Fully Burdened Costs through such date exceed the aggregate of all Aprecia Royalty Payments through such date (such excess, the “Cumulative Aprecia Deficit”), then the amount of U.S. NOLs and/or AMT credit carryforwards included in Pre-IPO and IPO-Related Tax Assets shall be increased by the Cumulative Aprecia Deficit.

“Pre-IPO Section 197 Amortization” means tax amortization of intangible assets and goodwill which are reflected on the U.S. federal Tax Return including the IPO Date as qualifying for Section 197 Amortization, but excluding any amortization attributable to asset additions after the IPO Date.

“Pre-IPO and IPO-Related Tax Asset Utilization Threshold” means the date on which the later of the following occurs: (i) utilization of 90% of the Pre-IPO Section 197 Amortization or (ii) 100% utilization of U.S. federal NOLs and AMT Credits.

“Premium Early Termination Rate” means the Applicable Treasury Rate plus 2% per annum.

“Prime Rate” means the highest prime rate of interest quoted from time to time by The Wall Street Journal, U.S. Edition, as the “base rate” on corporate loans at large money center commercial banks.

“Proposed Early Termination Payment” is defined in Section 5.02 of this Agreement.

“Realized Tax Benefit” means, for a Covered Taxable Year, the excess if any of the Hypothetical Tax Liability for such Covered Taxable Year over the actual net Income Tax liability of the Company Group (as determined based on the principles set forth in Section 2.01(e)) for such Covered Taxable Year. If all or a portion of the actual tax liability for Income Taxes for the Covered Taxable Year arises as a result of an audit or assessment by the IRS (or other Taxing Authority) of any Covered Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Reconciliation Procedures” shall mean those procedures set forth in Section 8.13 of this Agreement.

“Registration Statement” means the registration statement on Form S-1 (File No. [•]) of the Company, as amended.

“Revised Schedule” is defined in Section 2.01(d) of this Agreement.

“Schedule” means any Tax Schedule, Revised Schedule or Early Termination Tax Schedule, as applicable.

“Section 197 Amortization” means tax amortization of intangible assets and goodwill under Section 197 of the Code.

“Section 382 Ownership Change” means an “ownership change” in respect of the Company or any of its Subsidiaries for purposes of Section 382 of the Code, provided that a Section 382 Ownership Change shall not result from an “ownership change” that is substantially attributable to sales or acquisitions of the Company’s stock by the Sponsor Stockholders.

“Section 409A” means Section 409A of the Code and the Treasury Regulations and other guidance promulgated thereunder.

“Sharing Percentage” means, with respect to the Company, (a) in the case of a Holder other than an Award Holder in respect of one or more Awards, such Holder’s interest, expressed as a percentage, in the Company held by such Holder immediately prior to the IPO, determined by dividing (i) such Holder’s common stock in the Company by (ii) the sum of (A) the aggregate number of shares of common stock outstanding in the Company and (B) the aggregate number of Award Shares held by all Award Holders, less any Award Shares that shall have been forfeited or that by their terms shall cease to be capable of vesting prior to the vesting date of the applicable Award, in each case, as of the time of calculation, and (b) in the case of an Award Holder in respect of one or more Awards, a percentage calculated based on a fraction, the numerator of which is equal to such Award Holder’s Award Shares, and the denominator of which is equal to the sum of (i) the aggregate number of shares of common stock outstanding in the Company and (ii) the aggregate number of Award Shares held by all Award Holders, less any Award Shares that shall have been forfeited prior to the vesting date of the applicable Award, in each case, as of the time of calculation.

“Sponsor Stockholders” means (i) THL and (ii) any Affiliate or Permitted Transferee of the foregoing who acquires rights under this Agreement in accordance with Section 8.04(b).

“SR&ED Credits” means Canadian federal Scientific Research and Experimental Development credits.

“Subsidiary” means, as of the relevant date of determination, with respect to any Person, any corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.

“Tax Assets” means, in each case, as applied under U.S. federal, state, local and foreign law:

(a) NOLs (including, without duplication, any Tax Asset that becomes an NOL as a result of such Tax Asset not being fully utilized in the year in which it arises), Pre-IPO Section 197 Amortization, AMT credit carryforwards (including, without duplication, any AMT credits that arise as a result of limitations on the use of NOLs under the AMT) and SR&ED Credits;

(b) deductible compensation expense, relating to Company stock options and restricted stock units outstanding (regardless of whether vested) on the IPO Date, or from any compensatory payments arising from obligations existing prior to or executed contemporaneously with the IPO with respect to Company stock options and restricted stock units (regardless of whether vested on the IPO Date); provided, however, that such amounts each year shall be calculated as (i) no greater than if measured based on the closing price of the Company’s stock on the IPO Date, (ii) reduced by an associated expenses incurred by the Company in securing such deduction, and (iii) shall include any subsequent increase in the number of shares subject to such option or restricted stock units or payments made, pursuant to the terms of any such equity awards or obligations, or any substitute or replacement options or equity awards after the IPO Date;

(c) the Adheris Loss; and

(d) deductible IPO-related expenses, including any Tax deductions arising from the retirement or refinancing of the Company’s debt as a result of the use of the proceeds of the IPO, and the payment of termination fees under the THL Management Agreement.

“Tax Attributes” means NOLs, net capital losses, built-in losses, tax credits, or similar attributes.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Return” means any return, filing, report, questionnaire, information statement or other document filed or required to be filed, including amended returns that may be filed, for any taxable period with the IRS or any Taxing Authority (whether or not a payment is required to be made with respect to such filing).

“Tax Schedule” is defined in Section 2.01(b) of this Agreement.

“Taxable Entities” is defined in the preamble.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of state, local or foreign tax law (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made).

“Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges measured with respect to net income or profits and any interest related to such Tax.

“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“THL” means Thomas H. Lee Partners, L.P.

“THL Management Agreement” means the Management Services Agreement entered into by THL and the Company on August 4, 2010.

“Transferred Tax Assets” means, in the event of a Divestiture, the Pre-IPO and IPO-Related Tax Assets (including, for the avoidance of doubt, compensatory payments first deductible after such Divestiture) attributable to, allocated to or held by the Taxable Entity that is sold or otherwise disposed of in such Divestiture to the extent such Pre-IPO and IPO-Related Tax Assets are transferred with such Taxable Entity under, or consistent with, applicable tax law following the Divestiture (disregarding any limitation on the use of such Pre-IPO and IPO-Related Tax Assets as a result of the Divestiture) and do not remain under applicable tax law with the Company or any of its retained Subsidiaries.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions of succeeding provisions) as in effect or as proposed for the relevant taxable period.

“U.S. NOLs” means U.S. federal and state NOLs.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the Company will generate an amount of taxable income sufficient to fully use the Pre-IPO and IPO-Related Tax Assets, (2) the utilization of the Pre-IPO and IPO-Related Tax Assets for such Taxable Year will be determined based on the Tax laws in effect on the Early Termination Date and (3) the federal Income Tax rates and state, local and foreign income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date; provided, however, that (i) in the event of a Divestiture, such assumptions shall not take into account any (A) Tax attributes (including Tax assets) of any entity other than the relevant Taxable Entity (or entities) involved in the Change of Control or Divestiture or (B) changes in the relevant Taxable Entities’ stand-alone Tax position that might result from the transaction giving rise to the Change of Control or Divestiture, and (ii) for purposes of applying the Valuation Assumptions, (A) the Adheris Loss, or a portion thereof, shall only be assumed to be utilized if as of the Early Termination Date the Adheris Loss has been or is reasonably anticipated to be utilized by the Company to generate a reduction in (or credit against) Income Tax; (B) the amount of U.S. NOLs shall be assumed to be utilized only to the extent, as of an Early Termination Date, such U.S. NOLs are reasonably anticipated to be utilized; and (C) the amount of Foreign Tax Assets shall be assumed to be utilized only to the extent such Foreign Tax Assets, as of an Early Termination Date, are not subject to or reduced by a valuation allowance or other reserve on the Company’s most recent quarterly financial statements.

SECTION 1.02. Interpretation. Any references to an agreement or organizational document herein shall mean such agreement or organizational document, as may be amended, modified and/or supplemented (and/or as any provision thereunder may be waived) from time to time in accordance with its terms.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT OR REALIZED TAX DETRIMENT

SECTION 2.01.

(a) Pre-IPO and IPO-Related Tax Assets. The Company, on the one hand, and the Holders, on the other hand, acknowledge that the Company Group may, and to the extent permitted by applicable law and consistent with the principles set forth under Section 2.01(e), shall, utilize the Pre-IPO and IPO-Related Tax Assets to reduce the amount of Income Taxes that the Company Group would otherwise be required to pay in the future.

(b) Tax Schedule. No later than 30 calendar days following the due date for the filing of the Company Group’s U.S. federal income Tax Returns (taking into account any applicable extensions) for a Covered Taxable Year, the Company shall provide to the Holders’ Representative a schedule (the “Tax Schedule”) showing, in reasonable detail, the computation of the Covered Tax Benefit (if any) and the Tax Benefit Payment (if any) for such Covered Taxable Year.

(c) Procedure. Each time the Company delivers to the Holders’ Representative an applicable Schedule under this Agreement, including any Revised Schedules delivered pursuant to Section 2.01(d), the Company shall also (i) deliver any work papers and valuation reports providing reasonable detail regarding the computation of the Covered Tax Benefit (if any) and any National Expert report with respect to such Schedules, work papers and valuation reports and (ii) allow the Holders’ Representative and its advisors reasonable access during normal business hours at no cost to the appropriate representatives at the Company and its Subsidiaries in connection with its review of the applicable Schedules, work papers and valuation reports. Subject to the other provisions of this Agreement, the items reflected on a Schedule shall become final 30 calendar days after delivery of such Schedule to the Holders’ Representative unless the Holders’ Representative, during such 30 calendar day period, provides the Company with written notice of a material objection thereto made in good faith. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 15 calendar days, the Company and the Holders’ Representative shall employ the Reconciliation Procedures.

(d) Revised Schedule. Notwithstanding that the Covered Tax Benefit (if any) or the Tax Benefit Payment (if any) for a Covered Taxable Year and items with respect to a Tax Schedule may have become final under Section 2.01(c), such items shall be revised to the extent necessary to reflect (i) a Determination, (ii) material inaccuracies in the original computation as a result of factual information that was not previously taken into account, (iii) a material change attributable to a carryback or carryforward of a loss or other tax item, (iv) a material change attributable to an amended Tax Return filed for such Covered Taxable Year or (v) to comply with the National Expert’s determination under the Reconciliation Procedures (such Schedules, a “Revised Schedule”). The Company shall deliver any Revised Schedule to the Holders’ Representative within 30 calendar days of any of the foregoing events described in clauses (i) through (v) occurring.

(e) Applicable Principles. It is the intention of the parties for the Company to pay the Holders 85% of the overall net additional Income Taxes that the Company Group (or any member thereof) would have been required to pay on Tax Returns that have actually been filed but for the use of any Pre-IPO and IPO-Related Tax Assets, and this Agreement shall be interpreted in accordance with such intention. Carryovers or carrybacks of any tax item shall be considered to be subject to the rules of the Code (or any successor Income Tax statute) and the Treasury Regulations (and any relevant provisions of state, local or Canadian tax law) governing the use, limitation and expiration of carryovers or carrybacks of the relevant type, provided, however, that Pre-IPO and IPO-Related Tax Assets treated as resulting in a Realized Tax Benefit for one Taxable Year shall not be treated as resulting in a Realized Tax Benefit for any other Taxable Year, and, for purposes of determining the Realized Tax Benefit for any Taxable Year, each Taxable Entity shall be assumed (a) to utilize any item of loss, deduction or credit arising in such Taxable Year (and permitted to be utilized in such Taxable Year) before carrying back or carrying forward to such Taxable Year, or otherwise utilizing in such Taxable Year, any Pre-IPO and IPO-Related Tax Asset that is permitted to be so carried back, carried forward or utilized; provided that for the avoidance of doubt, in order to properly implement the intention of the parties described in this clause (a), with respect to any SR&ED Credits arising in such Taxable Year, notwithstanding that Canadian tax law provides that such current SR&ED Credits shall be utilized only after carrying forward to such Taxable Year any prior year SR&ED Credits, such prior year credits shall be considered as utilized after any current year credits are considered as utilized, (b) to utilize any available Pre-IPO and IPO-Related Tax Asset that is permitted (or, for the avoidance of doubt, that would be so permitted but for an Other Tax Asset) to be carried back, carried forward or utilized in such Taxable Year before utilizing any Other Tax Asset, and (c) to utilize any Pre-IPO and IPO-Related Tax Asset in the first Taxable Year in which such Pre-IPO and IPO-Related Tax Asset is permitted to be utilized; provided, further, however, that, notwithstanding any other provision herein, the Company and the Holders’ Representative shall, acting reasonably, together determine the extent to which a Pre-IPO and IPO-Related Tax Asset can be carried back or carried forward to a Straddle Year or any portion thereof. If a carryover or carryback of any Tax Attribute includes a portion that is attributable to the Pre-IPO and IPO-Related Tax Assets and another portion that is not, and such other portion originated in a taxable period that preceded the origination of the portion attributable to the Pre-IPO and IPO-Related Tax Assets, the Company shall be assumed to utilize the portion attributable to the Pre-IPO and IPO-Related Tax Assets before utilizing such other portion. In the event of a Section 382 Ownership Change, all amounts payable by the Company under this Agreement, including any Tax Benefit Payments, shall, under all circumstances, continue to be calculated in all respects as if such Section 382 Ownership Change had not occurred.

ARTICLE III

TAX BENEFIT PAYMENTS

SECTION 3.01. Payments.

(a) Subject to Section 3.05, within 5 Business Days of the Tax Schedule for any Covered Taxable Year becoming final under Section 2.01(c), the Company shall pay to the Holders’ Representative, or to a paying agent designated by the Holders’ Representative, on behalf of the Holders an amount equal to the Tax Benefit Payment. Each Holder shall be entitled to receive an amount equal to the Tax Benefit Payment multiplied by the Holder’s Sharing Percentage. Each Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account of the Holders’ Representative previously designated to the Company.

(b) A “Tax Benefit Payment” shall equal, with respect to any Covered Taxable Year, the amount of Covered Tax Benefits, if any, for the Covered Taxable Year, increased by:

(1) the interest calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return (the “Filing Date”) with respect to Income Taxes for such Covered Taxable Year until the Payment Date; and

(2) any increase in a Covered Tax Benefit that has become final under Section 2.01(d);

provided, however, that the amounts described in Section 3.01(b)(2) above shall not be taken into account in determining a Tax Benefit Payment attributable to any Covered Taxable Year to the extent of such amounts that were taken into account in determining any Tax Benefit Payment for a preceding Covered Taxable Year.

SECTION 3.02. Offsets and Indemnification.

(a) In the event that a Tax Schedule is revised pursuant to Section 2.01(d) for any Covered Taxable Year reflecting a decrease in the Tax Benefit Payment for such year and payments have previously been made based on the higher Tax Benefit Payment (such excess, an “Excess Payment”), any amount that would otherwise be due to the Holders at any subsequent time under Section 3.01(b) (but not, for avoidance of doubt, under Section 3.05) shall be offset and reduced (but not below zero) until such Excess Payment has been repaid. For the avoidance of doubt, if future payments are insufficient to repay any Excess Payment, the Holders shall have no obligation to repay such Excess Payment.

(b) Within 5 Business Days of the delivery of a Revised Schedule to the Holders’ Representative for any Covered Taxable Year, the Company shall pay to the Holders’ Representative on behalf of the Holders an amount equal to the excess, if any, of (x) the amount each Holder is entitled to receive under this Agreement in respect of the relevant Covered Taxable Year (based on such Revised Schedule) over (y) the cumulative amount paid in respect of such Covered Taxable Year pursuant to this Agreement.

SECTION 3.03. No Duplicative Payments. No duplicative payment of any amount (including interest) will be required under this Agreement.

SECTION 3.04. Pro Rata Payments. If for any reason the Company does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Covered Taxable Year, then the Holders agree that the Holders’ Representative shall pay the same proportion of each Tax Benefit Payment due to each Holder in respect of such Covered Taxable Year, without favoring one Holder over the other.

SECTION 3.05. Special Rule for Award Holders and Compensatory Payments. Notwithstanding anything herein to the contrary, except as otherwise set forth in Section 6.01, no Compensatory Payment shall be made other than in a single lump-sum payment on the first date to occur as set forth in Section 3.05(a), (b) or (c), as applicable.

(a) Except as provided in Section 3.05(b) and (c), any Compensatory Payment shall be made by the Company to each Award Holder through the applicable Company or Subsidiary payroll process on the Compensatory Payment Settlement Date. The Compensatory Payment shall be equal to the sum of (i) all Compensatory Payments that, but for this Section 3.05, would have been made to such Award Holder prior to the Compensatory Payment Settlement Date, plus interest (at a rate of 120% of the applicable federal long-term rate (as prescribed under Section 1274(d) of the Code)) on each such Compensatory Payment from the date such payment would have been made (absent this Section 3.05) through the Compensatory Payment Settlement Date, (ii) an amount equal to the good-faith estimate of the Compensation Committee of the present value, discounted at the Early Termination Rate as of the Compensatory Payment Settlement Date, of all Compensatory Payments that would have been made hereunder (absent this Section 3.05) to the applicable Award Holder subsequent to the Compensatory Payment Settlement Date. For purposes of estimating the present value of the Compensatory Payments described in clause (ii) of this Section 3.05(a), the Compensation Committee may, in its sole discretion, decide to apply the Valuation Assumptions. In the event that the Valuation Assumptions are applied in the circumstances described in the foregoing sentence, then each reference in the definition of Valuation Assumptions to “Early

Termination Date” shall be replaced with “Compensatory Payment Settlement Date.” All determinations and calculations with respect to the Compensatory Payment shall be final and not subject to challenge or review, including, without limitation, pursuant to Section 8.13 hereof.

(b) In the event of a Change of Control that constitutes a “change in control event” within the meaning of Section 409A prior to the Compensatory Payment Settlement Date, the Compensatory Payment shall be made on the date of such Change of Control, calculated and paid in accordance with Section 3.05(a), but substituting the date of the Change of Control for the Compensatory Payment Settlement Date.

(c) At its option, the Company, after obtaining the prior written consent of the Holders’ Representative, may make the Compensatory Payment prior to the Compensatory Payment Settlement Date, calculated and paid in accordance with Section 3.05(a), but substituting such earlier payment date for the Compensatory Payment Settlement Date, but only to the extent such earlier payment date is permitted by and in compliance with Treasury Regulation Section 1.409A-3(j)(4).

(d) For purposes of determining amounts that would be payable pursuant to Article II, this Article III (other than this Section 3.05) and Article V in respect of Sharing Percentages, all determinations shall be made as if all Compensatory Payments that would, absent this Section 3.05, have been made prior to the date of the applicable determination had in fact been made on the dates they would have been made absent this Section 3.05.

ARTICLE IV

CHANGE NOTICE

SECTION 4.01. Change Notices. If the Company or any of its Subsidiaries receives a 30-day letter, a final audit report, a statutory notice of deficiency or similar written notice from the IRS or any Taxing Authority with respect to the Tax treatment of any Pre-IPO and IPO-Related Tax Asset (a “Change Notice”), which, if sustained, would result in (i) a reduction in the amount of Realized Tax Benefit with respect to a Covered Taxable Year preceding the taxable year in which the Change Notice is received or (ii) a reduction in the amount of Tax Benefit Payments the Company will be required to pay to the Holders’ Representative with respect to Covered Taxable Years after and including the taxable year in which the Change Notice is received, prompt written notice shall be given to the Holders’ Representative.

ARTICLE V

TERMINATION

SECTION 5.01. Early Termination, Change of Control, Breach of Agreement and Divestiture.

(a) The Company may terminate this Agreement with the approval by a majority of the directors of the Company (“Elective Early Termination”) by paying to the Holders the Early Termination Payment as of the date of the Early Termination Notice (the “Early Termination Date”). Upon payment of the Early Termination Payment by the Company pursuant to an Elective Early Termination, the Company shall have no further payment obligations under this Agreement, other than for any (a) Tax Benefit Payment agreed to by the Company and the Holders as due and payable but unpaid as of the Early Termination Date and (b) any Tax Benefit Payment due for the Covered Taxable Year ending with or including the date of the Early Termination Date (except to the extent that the amount described in clause (a) or (b) is included in the Early Termination Payment).

(b) In the event of a Change of Control, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the effective date of such Change of Control and shall include, but not be limited to, (a) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on such date, (b) any Tax Benefit Payment agreed to by the Company and the Holders as due and payable but unpaid as of the Early Termination Date and (c) any Tax Benefit Payment due for the Covered Taxable Year ending with or including the Early Termination Date (except to the extent that the amount described in clause (b) or (c) is included in the Early Termination Payment).

(c) In the event that the Company breaches any of its material obligations under this Agreement, whether as a result of failure to make any material payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but shall not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment agreed to by the Company and the Holders as due and payable but unpaid as of the date of a breach, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach. Notwithstanding the foregoing, in the event that the Company breaches this Agreement, the Holders shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due. In the case of a breach of a material obligation other than an obligation to make a payment, the Company will not be considered to have breached such obligation for purposes of this Section 5.01(c) until the Holders have provided written notice to the Company that the Company has breached its material obligations and so long as such breach is cured within five Business Days of the delivery of such notice to the Company, the Company shall not be in breach of its obligations under this Agreement.

(d) In the event of a Divestiture, the Company shall pay to the Holders the Early Termination Payment in respect of such Divestiture and such payment shall be calculated as if an Early Termination Notice had been delivered on the effective date of such Divestiture.

(e) The Company and the Holders hereby acknowledge that, as of the date of this Agreement, the aggregate value of the Tax Benefit Payments cannot reasonably be ascertained for U.S. federal income tax or other applicable Tax purposes.

SECTION 5.02. Early Termination Notice. In the event of an Elective Early Termination, the Company shall deliver to the Holders’ Representative a notice (the “Early Termination Notice”) specifying the Company’s intention to exercise such right and showing in reasonable detail its calculation of the Early Termination Payment (the “Proposed Early Termination Payment”). At the time the Company delivers the Early Termination Notice to the Holders’ Representative, the Company shall deliver to the Holders’ Representative (i) a schedule showing, in reasonable detail, the computation of the Proposed Early Termination Payment (the “Early Termination Tax Schedule”), (ii) any work papers and valuation reports relating to the computation of the Proposed Early Termination Payment and (iii) any National Expert report with respect to such Early Termination Tax Schedule, work papers and valuation reports. The Company shall also provide the Holders’ Representative and its advisors reasonable access during normal business hours at no cost to the appropriate representatives at the Company and its Subsidiaries in connection with its review of the Early Termination Tax Schedule, work papers and reports. Within 30 calendar days after receiving such calculation, the Holders’ Representative shall notify the Company whether it agrees to or objects to the Proposed Early Termination Payment. The Proposed Early Termination Payment shall become final and binding on the parties if the Holders’ Representative agrees in writing to the value of the Proposed Early Termination Payment within such 30 day period (or such shorter period as may be mutually agreed in writing by the parties). If the Holders’ Representative objects, and the Holders’ Representative and the Company, for any reason, cannot agree upon the value of the Early Termination Payment within 15 calendar days following the Company’s receipt of the Holders’ Representative objection, the Company and the Holders shall employ the Reconciliation Procedures as described in Section 8.13 of this Agreement. For the avoidance of doubt, the Company shall have no obligation to request early termination under Section 5.01.

SECTION 5.03. Payment upon Early Termination. Within 10 calendar days of an agreement between the Holders and the Company as to the value of the Early Termination Payment, the Company shall pay to the Holders an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the Holders.

SECTION 5.04. Compensatory Payments. Notwithstanding anything herein to the contrary, this Article V shall not apply to any Compensatory Payments, the payment of which shall be as set forth in Sections 3.05 hereof.

ARTICLE VI

SUBORDINATION AND LATE PAYMENTS

SECTION 6.01. Subordination. Notwithstanding anything to the contrary provided herein, if, at the time any payments are required to be made by the Company under this Agreement, (a) the Company is not permitted, pursuant to the terms of its outstanding indebtedness, to pay such amounts, (b) (i) the Company does not have the cash on hand or availability under any revolving credit agreement to pay such amounts or payment of such dividends would give rise to a material adverse effect or a default under any such agreement, and (ii) no Subsidiary of the Company is permitted, pursuant to the terms of its outstanding indebtedness or other applicable law, to pay dividends to the Company to allow it to pay such amounts, or (c) payments of such amounts would violate applicable law then, in each case, the Company shall, by notice to the Holder, be permitted to defer the payment of such amounts until the condition described in clause (a), (b) or (c) is no longer applicable, in which case such amounts, including any amounts payable under Section 5.01(b) and (c), together with accrued and unpaid interest thereon as described in the immediately following sentence shall become due and payable immediately. If the Company defers the payment of any such amounts pursuant to the foregoing sentence, such amounts shall accrue interest at the Agreed Rate, from the date that such amounts originally became due and owing pursuant to the terms hereof to the date that such amounts were paid. Notwithstanding the foregoing, if any Compensatory Payment would be subject to tax, penalty or interest under Section 409A if paid pursuant to the immediately preceding sentence, such Compensatory Payment shall not be paid as set forth therein but shall instead be paid as set forth in Section 3.05(a), (b) or (c), as applicable, or otherwise in accordance with Section 409A. The Company agrees to take commercially reasonable actions to cause its direct and indirect Subsidiaries to pay dividends (including, to the extent commercially reasonable, access any revolving credit facility or other source of liquidity to facilitate the payment of such dividends), to the extent consistent with the terms of their outstanding indebtedness and any applicable law, to the extent necessary to make payments hereunder.

SECTION 6.02. Late Payments. The amount of all or any portion of a payment not made when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such payment was due and payable.

ARTICLE VII

NO DISPUTES; CONSISTENCY; COOPERATION

SECTION 7.01. Holders’ Participation in Company Tax Matters. Except as otherwise provided herein, the Company shall have full responsibility for, and sole discretion over, all Income Tax matters concerning the Company Group, including, without limitation, the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Income Taxes. Notwithstanding the foregoing, the Company shall notify the Holders’ Representative of, and keep the Holders’ Representative reasonably informed with respect to, and the Holders’ Representative shall have the right to participate in (at its own expense) and monitor (but not control) the portion of any audit of the Company Group by the applicable Taxing Authority the outcome of which is reasonably expected to affect the Holders’ rights under this Agreement. The Company shall provide to the Holders’ Representative reasonable opportunity to provide information and other input to the Company and its advisors concerning the conduct of any such portion of such audits.

SECTION 7.02. Consistency. Except upon the advice of a nationally recognized accounting or law firm, the Holders and the Company, on their own behalf and on behalf of each of their respective Affiliates, agree to report and cause to be reported for all purposes, including federal, state, local and foreign tax purposes and financial reporting purposes, all tax-related items in a manner consistent with that specified by the Company in any Schedule required to be provided by or on behalf of the Company under this Agreement. Any dispute concerning the accounting or law firm’s advice shall be subject to the terms of Section 8.13.

SECTION 7.03. Cooperation. Each of the Company and the Holders (through the Holders’ Representative) shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making or approving any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the requesting party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the requesting party shall reimburse the other party for any reasonable third-party costs and expenses incurred pursuant to this Section 7.03.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.01. Addresses and Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by certified or registered mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 8.01):

(a) If to the Company, to:

inVentiv Health

1 Van de Graaff Drive

Burlington, MA 01803

Attention: General Counsel

(b) If to the [Holders’ Representative], to:

[Holders’ Representative]

[Address]

[Address]

Attention:

SECTION 8.02. Amendments and Modifications. Except as otherwise provided herein, no amendment, modification, or variation of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto.

SECTION 8.03. No Waiver. The failure of any party hereto, at any time or times, to require strict performance by the other party hereto of any provision of this Agreement shall not waive, affect or diminish any right of such party thereafter to demand strict compliance and performance herewith. Any suspension or waiver of any provision of this Agreement shall not suspend, waive or affect any other provision of this Agreement whether the same is prior or subsequent thereto. None of the undertakings, agreements and covenants of any party hereto contained in or contemplated by any other provision of this Agreement shall be deemed to have been suspended or waived by any other party hereto, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of such party and directed to any other party hereto specifying such suspension or waiver.

SECTION 8.04. Successors and Assigns; No Third Party Beneficiaries.

(a) The Holders’ Representative may not assign its rights and obligations in its capacity as Holders’ Representative under this Agreement to any Person without the prior written consent of the Company; provided, however, that the Holders’ Representative may assign its rights and obligations in its capacity as Holders’ Representative under this Agreement to any of its Affiliates, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Company agreeing to be become the “Holders’ Representative” for all purposes of this Agreement.

(b) No Holder may assign its rights and obligations under this Agreement without the prior written consent of the Company and the Holders’ Representative; provided, however, that the rights hereunder may be freely assigned by any Sponsor Stockholder to (i) any Affiliate of such Sponsor Stockholder, (ii) another Sponsor Stockholder or (iii) any Permitted Transferee. The Company must receive notice of any proposed assignment no later than 5 days prior to the effective date of such assignment and any transferee must, concurrently with the transfer, execute and deliver a joinder to this Agreement, in the form of Exhibit A, agreeing to become the “Holder” for all purposes of this Agreement with respect to the transferred interest and assume all obligations of its transferor. Notwithstanding the foregoing, an Award Holder shall not be permitted to assign its rights and obligations under this Agreement in respect of an Award to the extent such assignment would give rise to tax, penalty or interest under Section 409A, as determined by the Compensation Committee. A Holder, other than an Award Holder in respect of an Award, may pledge some or all of its rights, interests or entitlements under this Agreement to any U.S. money center bank in connection with a bona fide loan or other indebtedness.

(c) If the Company or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case proper provisions shall be made so that the successors and assigns of the Company shall assume all of the obligations set forth in this Agreement, including, for the avoidance of doubt, any obligations that are outstanding under this Agreement at the time of such consolidation, merger or transfer.

(d) This Agreement shall be binding upon and inure to the benefit of all of the parties and their respective successors and permitted assigns, including, for the avoidance of doubt, any successor of the Company. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the parties hereto with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement.

SECTION 8.05. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements, understandings, representations and warranties, both written and oral, between the parties with respect to the subject matter hereof and thereof.

SECTION 8.06. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, the provisions of this Agreement shall be deemed to be severable but only to the extent consistent with economic and other purposes of this Agreement.

SECTION 8.07. Consent to Jurisdiction. Each party agrees that it shall bring any action, suit, demand or proceeding (including counterclaims) in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby, exclusively, in the Delaware Court of Chancery or, if unavailable, the United States District Court for the District of Delaware, in each case, sitting in the City of Wilmington, Delaware (as applicable, the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions contemplated hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action, suit, demand or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action, suit, demand or proceeding shall be effective if notice is given in accordance with Section 8.01.

SECTION 8.08. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

SECTION 8.09. Governing Law. This Agreement (and all claims, controversies and causes of action, whether in contract, tort or otherwise) and the rights and obligations of the parties hereunder shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

SECTION 8.10. Counterparts. This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall be an original, and all of which when taken together shall constitute one and the same instrument.

SECTION 8.11. Interpretation. Any references to an agreement or organizational document herein shall mean such agreement or organizational document, as may be amended, modified and/or supplemented (and/or as any provision thereunder may be waived) from time to time in accordance with its terms.

SECTION 8.12. Headings. The descriptive headings of the several Articles and Sections contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

SECTION 8.13. Reconciliation. In the event that the Company and the Holders’ Representative are unable to resolve a disagreement within the relevant period designated in this Agreement, the matter shall be submitted for determination to a nationally recognized expert in the particular area of disagreement employed by a nationally recognized accounting firm or a law firm, which expert is mutually acceptable to all parties (the “National Expert”). If the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement in the amount proposed by the Company and such Tax Return shall be filed as prepared by the Company, subject to adjustment or amendment upon resolution. The costs and expenses related to the engagement of the National Expert or amending any Tax Return shall be borne by the Company, except as provided in the next sentence. Each of the Company and the Holders shall bear their own costs and expenses of such proceeding. Any dispute as to whether a dispute is subject to the Reconciliation Procedures under this Agreement shall be decided by the National Expert. The determinations of the National Expert pursuant to this Section 8.13 shall be binding on the Company, its Subsidiaries and the applicable Holder absent manifest error and may be entered and enforced in any Chosen Court.

SECTION 8.14. Withholding. The Company and its Subsidiaries shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Company or Subsidiary is required to deduct and withhold with respect to the making of such payment under the Code, the Treasury Regulations, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Company or Subsidiary, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Holder. The Company shall provide evidence of such payments to the Holders other than Award Holders through the Holders’ Representative, to the extent that such evidence is available, and directly to the Award Holders consistent with the payroll processes of the Company or Subsidiary.

SECTION 8.15. Admission of the Company into a Consolidated Group.

(a) If the Company is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law (other than if the Company becomes a member of such group as a result of a change in control, in which case the provisions of Article IV shall control), then: (a) the provisions of this Agreement shall be applied with respect to the group as a whole; and (b) Tax Benefit Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any Person the income of which is included in the income of the Company’s affiliated or consolidated group transfers one or more assets to a corporation or any Person treated as such for Tax purposes with which such entity does not file a consolidated tax return pursuant to Section 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law, then for purposes of calculating the amount of any Tax Benefit Payment (e.g., calculating the gross income of the Company’s affiliated or consolidated group and determining the Realized Tax Benefit) due hereunder, such Person shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be determined as if such transfer occurred on an arm’s-length basis with an unrelated third party.

SECTION 8.16. Appointment of Holders’ Representative.

(a) Without further action of the Company, the Holders’ Representative or the Holders, and as partial consideration of the benefits conferred by this Agreement, the Holders’ Representative is hereby irrevocably constituted and appointed, with full power of substitution, to act in the name, place and stead of each Holder with respect to the taking by the Holders’ Representative of any and all actions and the making of any decisions required or permitted to be taken by the Holders’ Representative under this Agreement. The power of attorney granted herein is coupled with an interest and is irrevocable and may be delegated by the Holders’ Representative. No bond shall be required of the Holders’ Representative, and the Holders’ Representative shall receive no compensation for its services.

(b) If at any time the Holders’ Representative shall incur out of pocket expenses in connection with the exercise of its duties hereunder, the Holders’ Representative shall be entitled to reduce any future payments (if any) due to Holders hereunder pro rata (based on their respective Sharing Percentages to which such costs and expenses relate) by the amount of such costs and expenses. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the Holders’ Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt, it may do so at any time and from time to time in its sole discretion).

(c) The Holders’ Representative shall not be liable to any Holder for any act of the Holders’ Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such Holder as a proximate result of the gross negligence, bad faith or willful misconduct of the Holders’ Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of good faith and reasonable judgment). The Holders’ Representative shall not be liable for, and shall be indemnified by the Holders (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the Holders’ Representative (and any cost or expense incurred by the Holders’ Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the gross negligence, bad faith or willful misconduct of the Holders’ Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of good faith and reasonable judgment); provided, however, in no event shall any Holder be obligated to indemnify the Holders’ Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such Holder hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such Holder. Each Holder’s receipt of any and all benefits to which such Holder is entitled under this Agreement, if any, is conditioned upon and subject to such Holder’s acceptance of all obligations, including the obligations of this Section 8.16(c), applicable to such Holder under this Agreement.

(d) Any decision, act, consent or instruction of the Holders’ Representative shall constitute a decision of all Holders and shall be final, binding and conclusive upon each Holder, and the Company may rely upon any decision, act, consent or instruction of the Holders’ Representative as being the decision, act, consent or instruction of each Holder. The Company is hereby relieved from any liability to any person for any acts done by the Company in accordance with any such decision, act, consent or instruction of the Holders’ Representative.

SECTION 8.17. Section 409A.

(a) It is the intent of the Company that all payments and benefits under this Agreement comply with or be exempt from Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable. Nothing contained herein shall constitute any representation or warranty by the Company regarding compliance with Section 409A. The Company shall have no obligation to take any action to prevent the assessment of any additional tax, interest or penalties under Section 409A on any Award Holder or any other person, and the Company, its Subsidiaries, its Affiliates, and each of their respective employees and representatives shall have no liability to any Award Holder or any other person with respect thereto.

(b) With respect to amounts deemed to be “nonqualified deferred compensation” subject to Section 409A: (i) all expenses or other reimbursements as provided herein shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

SECTION 8.18. Tax Treatment. Each Holder (other than an Award Holder in respect of an Award), the Holders’ Representative and the Company agree that by entering into this Agreement, each Holder is receiving a distribution in an amount equal to the fair market value of its rights under this Agreement, as jointly determined by the Company and the Holders’ Representative, and that such distribution is subject to Section 301 of the Code for U.S. federal income tax purposes and any similar or comparable state law provision for state tax purposes. Each such party shall file all Tax Returns in accordance with such treatment described in the previous sentence, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

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IN WITNESS WHEREOF, the Company and Holder have duly executed this Agreement as of the date first written above.

The Company:

[inVentiv Group Holdings, Inc.]

By

Name:
Title:

Holder 1:

[THL]

By

Name:
Title:

Holder 2:

[Holder 2]

By

Name:
Title:

Holder 3:

[Holder 3]

By

Name:
Title:

Holders’ Representative:

[Holders’ Representative]

By

Name:

Exhibit A

Form of Joinder

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), dated as of             , by and among [inVentiv Group Holdings, Inc.], a Delaware corporation (the “Company”), and             (“Permitted Transferee”).

WHEREAS, on             , Permitted Transferee acquired (the “Acquisition”) from             (“Transferor”) all rights of the Transferor under the Tax Receivable Agreement, dated as of [            ], 2016, by and among the Company and the other parties thereto (the “Tax Receivable Agreement”) (the “Acquired Interests”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 8.04 of the Tax Receivable Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.01 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.02 Joinder. Permitted Transferee hereby acknowledges and agrees to become a “Holder” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement and to assume and perform the obligations of its transferor pursuant to the Tax Receivable Agreement. Permitted Transferee hereby acknowledges the terms of Section 8.04 of the Tax Receivable Agreement.

Section 1.03 Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 8.01 of the Tax Receivable Agreement.

Section 1.04 Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

[PERMITTED TRANSFEREE]

By:

Name:
Title:

Address for notices: